Exhibit 99.3

Share Purchase AgreementT A R Tis mad on BETWEEN: I. LIU YU (P port o. B 9 38 9), Mal y i citiz n of full a addres at .......YUAN R SI C , 8 B OCK -23A·9 AL.- GARD , 8200 KUALA PUR ( Vendor·)· AND ll. LEE PING WEI (NRIC No. 891015-01-6163), a Malaysia citizen of full age and h ving a principal address at 44 ORONG ALMA JAYA 31, AMA AL A J Y 1 0 0, BUK ER AJA , P LAU Pl A G (1Purchase ). RECITAL VVhereas: (A) GRAPHJET TECHNOLOGY SON BHD (Registration o. 201901046089 1355 19-P)) a private limited company incorporated in Malaysia having its business address at Lo 3895 Lorong 60, Kampung Baru Subang, Seksyen U6, 40150 Shah Alam, Selangor, Malaysia ( Company ). (8) The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, the legal and beneficial ownership of the Sale Share (as defined herein), representing the entire equity interest in the Company, for the Consideration (as defined herein) upon the terms and conditions hereinafter s t out in this Agreement. 0 IT IS HEREBY AGREED as follows: 1. DEF NITIO S AND INTERPRETATION 1.1 Definition In this Agreement the following words and expressions have the following meaning unless they are inconsistent with the context· "Completion Date" means the date on completion of the sale of shares takes place in accordance with Clause 3 herein ' Ma aysian Revenue" means the Inland Revenue Board of Malaysia ' Sale Shares" means the 36,470,150 ordinary shares held by the Vendor in the Company

2. AGREEMENT TO SELL AND PURCHASE 2.1 SubJect to the terms and cond1t1ons of this Agreement, the Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendor the Sale Shares free from all charges,liens, pledges trust and other encumbrances and with all rights, benefits and entitlements now or thereafter attaching thereto, for the consideration herein stated. 2.2 Upon execution of this Agreement, the Vendor shall deliver to the Vendor the Documents to hold pending completion of this Agreement 3. PURCHASE CONSIDERATION 3.1 The consideration for the sale and purchase of the Sale Shares herein is the Purchase Consideration. The Purchase Cons1derat1on shall be paid or satisfied by the Purchaser paying the Vendor RM10,000 only within 3 days from the transfer of the Sale Shares to the Purchaser. 3 2 The Vendor will no longer have any remaining obligations to fulfil the terms pursuant to the intellectual property sales agreement signed between the Creditor and the Company dated 10 March 2022, the Deed of Assignment entered between ZhongHe Tiancheng Technology Development (Beijing) Co. Ltd and the Company dated 28 March 2022, and the Supplemental Deed between ZhongHe Tiancheng Technology Development (Beijing) Co. Ltd and the Company dated 29 July 2022 (collectively, the ..IP Agreements"); 3.3 There shall be no legal action taken under the Malaysia or United State Of America law against the Vendor and ZhongHe Tiancheng Technology Development (Beijing) Co. Ltd in relation to the IP Agreements; and 3.4 the Vendor are allowed to work in the graphite and graphene industry. 4. COMPLETION 4.1 The Vendor and the Purchaser shall work together so as to within 30 days from the execution of this Agreement, cause the Sale Shares to be transferred to the Purchaser. 5. DEFAULT 5.1 In the event that any of the parties hereto shall make default in the performance of its obligations and covenants herein, the other party shall be entitled to the remedy of specific performance against the defaulting party. 5.2 The Vendor shall be entitled to rescind this Agreement by giving notjce of termination in writing to the Purchaser and the Deposit shall be forfeited by the Vendor as agreed liquidated damages, if prior to and including the Completion Date any of the Warranties on the part of the Purchaser is not or was not true or if there is any material breach or non fulfilment of any of the Warranties and Undertakings on the part of the Purchaser which (being capable of remedy) is not remedied prior to the Completion Date or the Purchaser fails to pay the Balance Purchase Consideration in accordance with the terms of this Agreement. Upon such forfeiture and determination, this Agreement shall become null and void without prejudice to the rights of the parties in respect of any antecedent breach.

6. NO ASSIGNMENT TO THIRD PARTIES This Agreement and all rights and obligations hereunder are personal to th partic hereto and each party hereto shall not assign or attempt to assign any such rights or obhgat,ons to any third party without the prior written consent of the other party hereto. 7. NOTICE Notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been validly given to either party if delivered to or sent by registered post to its address above stated or ,ts last known registered office or place of business or the address herein stated and 1f so given shall be deemed to be received when delivered (rf delivered by hand) or on the third day after despatch (1f despatched by mall). 8. FURTHER DEEDS AND ACTS All the parties hereto shall execute and do and procure all other persons or companies if necessary, to execute and do all such further deeds, assurance, acts and things as may be reasonably required so that full effect may be given to the terms and conditions of this Agreement 9. COSTS The costs of and 1nc1dental to this Agreement and the stamp fees for the transfer shall be borne and paid by the Purchaser. Each party shall bear its own sol1c1tors' costs. 10. ENTIRE AGREEMENT This Agreement constitutes the entire agreement between the parties pertaining to this subject matter and supercedes all prior agreements and understandings of the parties in connection thereto. 11. GOVERNING LAW This Agreement 1s governed by and shall be construed in accordance with the laws of Malaysia and each party hereby irrevocably submits to the jurisdiction of the courts of Malaysia. 12. TIME Time wherever mentioned herein shall be of essence 1n this Agreement. 13. BINDING EFFECT This Agreement shall be binding upon the respective heirs, personal representatives, permitted assigns and successors in title of the Vendor and the Purchaser herein.

14. COUNTERPARTS This Agreement may be executed in two or more counterparts, each of which will be deemed an or191nal,but all of which together will constitute one and the same instrument [Remainder of page intentionally left blank}

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written. VENDOR The execution of this Agreement by ) LIU YU ) (Passport No. EB4943819), ) In the presence of ---·-----·-•---- Name: NRIC No: PURCHASER The execution of this Agreement by LEE PING WEI (NRIC No. 891015-01-6163) In the presence of